Exhibit 10.1

RESPECT YOUR UNIVERSE, INC.

Interim Financial Statements

For the three months ended March 31, 2014 and 2013

Notice of disclosure of non-auditor review of interim financial statements pursuant to National Instrument 51-102, Part 4, subsection 4.3(3)(a) issued by the Canadian Securities Administrators.

The accompanying interim financial statements Respect Your Universe, Inc. (the “Company”) for the period ended March 31, 2014 have been prepared in accordance with U.S. GAAP and are the responsibility of the Company’s management.  The Company’s independent auditors have not performed an audit or review of these interim financial statements.

RESPECT YOUR UNIVERSE, INC.
CONDENSED BALANCE SHEETS
(UNAUDITED)

	March 31, 2014	December 31, 2013

ASSETS

Current assets
Cash	$251,977	$252,153
Due from factor	145,838	31,602
Inventory, net	992,096	845,188
Deposits	123,715	107,395
Prepaid expenses	69,537	59,337
Other current assets	61,470	83,309
Total current assets	1,644,633	1,378,984

Property and equipment, net	215,514	168,417

Other assets
Non-current inventory, net	640,890	951,966
Intangible assets, net	166,319	167,587
Total other assets	807,209	1,119,553

Total assets	$2,667,356	$2,666,954

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	1,409,512	1,603,852
Note payable	499,934	-
Loans payable - related party	-	130,000
Current portion of capital lease	10,423	10,919
Total current liabilities	1,919,869	1,744,771

Other liabilities
Note payable, long-term	-	499,934
Capital lease, net of current portion	79,606	81,746
Total other liabilities	79,606	581,680

Stockholders’ equity
Common stock, $0.001 par value, 500,000,000 shares
authorized; 76,273,500 and 62,926,670 shares issued
and outstanding, respectively	76,274	62,927
Additional paid in capital	24,729,762	23,563,404
Accumulated deficit	(24,138,155)	(23,285,828)
Total stockholders’ equity	667,881	340,503

Total liabilities and stockholders' equity	$2,667,356	$2,666,954

See accompanying notes to condensed financial statements

RESPECT YOUR UNIVERSE, INC.
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended
	March 31, 2014	March 31, 2013

Revenue	$297,946	$387,692

Cost of Goods Sold	258,622	275,370

Gross profit	39,324	112,322

Operating expenses
Selling and Marketing	177,985	409,936
Product creation	60,249	137,043
General and administrative	629,577	917,782
Total operating expenses	867,811	1,464,761

Loss before interest expense	(828,487)	(1,352,439)

Interest expense	23,840	517

Net loss	$(852,327)	$(1,352,956)

Net loss per common share -
basic and diluted	$(0.01)	$(0.03)
	#REF!	#REF!
Weighted average number of common
shares outstanding during the period -
basic and diluted	71,231,364	49,822,475

See accompanying notes to condensed financial statements

RESPECT YOUR UNIVERSE, INC.
CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY
(UNAUDITED)

					Total
	Common Stock, $0.001 Par Value		Additional	Accumulated	Stockholders'
	Shares	Amount	Paid in Capital	Deficit	Equity

Balance, January 1, 2014	62,926,670	$62,927	$23,563,404	$(23,285,828)	$340,503

Issuance of common stock and warrants for cash
($0.10/share), net of offering costs of $167,616	13,346,830	13,347	1,153,720	-	1,167,067

Share based compensation - options	-	-	12,638	-	12,638

Net loss				(852,327)	(852,327)

Balance, March 31, 2014	76,273,500	$76,274	$24,729,762	$(24,138,155)	$667,881

See accompanying notes to condensed financial statements

RESPECT YOUR UNIVERSE, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended
	March 31, 2014	March 31, 2013

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(852,327)	$(1,352,956)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	10,077	45,153
Share-based compensation expense - stock	-	48,750
Share-based compensation expense - options	12,638	97,976
Share-based compensation expense - warrants	-	30,020
Loss on impairment/disposal of fixed assets	-	6,073
Changes in operating assets and liabilities
Due from factor	(114,236)	(103,642)
Accounts receivable, net	-	(484)
Inventory	164,168	(14,496)
Deposits	(16,320)	41,113
Prepaid expenses	(10,200)	320
Other current assets	21,839	1,107
Accounts payable and accrued liabilities	(194,340)	(123,894)
Accounts payable - related party	-	(4,876)
Net cash used in operating activities	(978,701)	(1,329,836)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(55,906)	(4,501)
Acquisition of intangible assets	-	(7,394)
Net cash used in investing activities	(55,906)	(11,895)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on capital lease obligations	(2,636)	(3,000)
Proceeds from issuance of common stock and warrants	1,204,683	1,450,000
Offering costs	(167,616)	(72,145)
Net cash provided by financing activities	1,034,431	1,374,855

Net (decrease) increase in cash	(176)	33,124

Cash - beginning of year/period	252,153	295,211

Cash - end of year/period	$251,977	$328,335

Supplemental Disclosure of Cash Flow Information
Cash paid during the year/period for:
Interest	$5,090	$460
Taxes	$800	$1,500

Supplemental Disclosure of Non-Cash Activities
Stock issued as repayment of loans payable	$130,000	$-
Warrants issued for capital lease	$-	$-

RESPECT YOUR UNIVERSE, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2014
(UNAUDITED)

Note 1   Organization and Nature of Operations

Respect Your Universe, Inc. (“the Company”), which was incorporated in 2008, is a vertically integrated active lifestyle apparel brand that engages in the development, marketing and distribution of apparel and accessories. With operations based in Portland, Oregon, the Company’s products are sold through wholesale, retail and e-commerce channels.

Note 2   Liquidity and Management’s Plan

The Company commenced operations as a development stage enterprise in 2009 and has incurred losses from inception.  As shown in the accompanying condensed financial statements, the Company incurred a net loss of $852,327 and had net cash used in operating activities of $978,701 for the three months ended March 31, 2014.   As of March 31, 2014, the Company’s cash balance was $251,977. Although the Company has successfully raised $3,160,000 in 2014 as discussed in Note 15 - Subsequent Events, the Company will need to raise sufficient capital during 2014 in order to support current operations and planned development.  These factors raise substantial doubt as to our ability to continue as a going concern.

In 2012, the Company emerged from the development stage by launching its initial men’s apparel line in January and its initial women’s apparel line in July, and by opening its first retail store in Las Vegas, Nevada in October.  Sales generated in 2012 and 2013 fell significantly short of expectations.  During 2013, management began efforts to reposition the brand to appeal to a broader market, and has developed a plan to improve the business operations which will require additional issuance of equity securities or placement of debt.  There can there be no assurance that sufficient revenue or financing will occur to meet the Company’s cash needs for the next 12 months. Therefore, a continuation of our recent historical operating results could result in our inability to continue as a going concern.

The accompanying condensed financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that could result should the Company be unable to continue as a going concern.

Note 3   Basis of Presentation

The accompanying unaudited, interim condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the United States Securities and Exchange Commission for interim financial information.

The financial information as of December 31, 2013 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.  The unaudited interim condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K, which contains the audited financial statements and notes thereto.

Certain information or footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted, pursuant to the rules and regulations of the Securities and Exchange Commission for interim financial reporting.  Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows.  It is management's opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation.  The interim results for the three months ended March 31, 2014 are not necessarily indicative of results for the full fiscal year.

Summary of Significant Accounting Policies

There have been no material changes during 2014 in the Company’s significant accounting policies to those previously disclosed in the 2013 Form 10-K.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from estimates. Some of the more significant estimates relate to revenue recognition, including sales returns and claims from customers, slow-moving and closeout inventories, income taxes and stock-based compensation.

Fair Value of Financial Instruments

The Company measures assets and liabilities at fair value based on an expected exit price as defined by the authoritative guidance on fair value measurements, which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or non-recurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.

The following are the hierarchical levels of inputs to measure fair value:

•	Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2: Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•
Level 3: Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The Company's financial instruments consisted primarily of cash, inventory, deposits, prepaid expenses, other current assets, accounts payable and accrued liabilities, due from factor. The carrying amounts of the Company's financial instruments generally approximated their fair values as of March 31, 2014 and December 31, 2013, respectively, due to the short-term nature of such items.

Reclassifications

Certain reclassifications have been made in prior years’ condensed financial statements to conform to the current year’s presentation.

Note 4  Earnings (Loss) per Share

Basic loss per share is computed by dividing net loss by weighted average number of shares of common stock outstanding during each period.  Diluted loss per share is computed by dividing net loss, adjusted for changes in income or loss that resulted from the assumed conversion of convertible shares, by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period.

The Company had the following potential common stock equivalents at March 31, 2014 and December 31, 2013:

	March 31, 2014	December 31, 2013
Stock options, exercise price $0.21 - $2.26	5,556,420	5,161,420
Common stock warrants, conversion price $0.25 - $1.80	27,062,996	13,716,167
Total common stock equivalents	32,619,416	18,877,587

Since the Company incurred a net loss during the three months ended March 31, 2014 and 2013, the effect of considering any common stock equivalents, if exercisable, would have been anti-dilutive.  Therefore, a separate computation of diluted earnings (loss) per share is not presented.

Note 5   Inventories

Inventories, net, consist of finished goods inventory of $1,632,986 ($640,890 of which has been classified as non-current) and $1,797,154 ($951,966 of which has been classified as non-current) as of March 31, 2014 and December 31, 2013, respectively.  Inventories not expected to be sold within 12 months have been classified as non-current.

Adjustment for Lower of Cost-or-Market

As of December 31, 2013, the Company assessed the market value of its inventory on hand.  The Company determined that the market value of the product was less than its cost. As such, the Company recognized an LCM adjustment to inventory of $387,947 in December 2013.  The Company did not record an adjustment to inventory in the quarter ended March 31, 2014.

Note 6   Property and Equipment

Property and equipment consist of the following as of March 31, 2014 and December 31, 2013:

	2014	2013
Leasehold improvements	$6,773	$6,773
Construction in progress	158,074	103,461
Computers and office equipment	41,809	41,809
Furniture and fixtures	19,689	19,689
Software	41,004	41,004
Tradeshow and event equipment	8,522	7,229
	275,871	219,965
Accumulated depreciation	(60,357)	(51,548)
Property and equipment, net	$215,514	$168,417

Depreciation expense for the three months ended March 31, 2014 and 2013 was $8,809 and $25,827, respectively.

Note 7     Intangible Assets

Intangible assets consist of the following as of March 31, 2014 and December 31, 2013:

	2014	2013
Patent and trademarks, net	$42,784	$44,052
Domain name	123,535	123,535
Intangible assets, net	$166,319	$167,587

Patents and Trademarks

The Company capitalizes legal fees and filing costs associated with the development of its patents and trademarks.  Patents and trademarks are amortized over an estimated useful life using the straight-line method, however, patents and trademarks with indefinite useful lives are not amortized.

Domain Name

In February 2012, the Company capitalized the costs associated with the acquisition of its domain name, ryu.com.  The estimated useful life of the website domain is indefinite and accordingly related capitalized costs are not amortized.

Amortization expense for the three months ended March 31, 2014 and 2013 was approximately $1,000 and $19,000, respectely.

 Note 8   Note Payable

In December 2013, the Company entered into a term note (“Note”) in the principal amount of $499,934.  The interest only Note has a maturity date of January 1, 2015 and bears interest of 15% per annum, which is payable quarterly, and is secured by all of the assets of the Company. In connection with the issuance of the Note, the Company issued warrants to purchase up to 300,000 shares of common stock at an exercise price of $0.25 until January 1, 2015.

Note 9   Loans payable – related party

During 2013, the Company was advanced funds totaling $130,000 from a related party in anticipation of participating in a private placement financing.  Under the terms of the private placement subscription agreement, the Company is entitled to utilize the proceeds as an interest free loan until the subscription is accepted and the certificates delivered.  The advances were paid through the issuance of common stock and warrants as part of the February 2014 equity raise as further described in Note 10.

Note 10   Stockholders’ Equity

Stock Issued for Cash

Three months ended March 31, 2014

In February 2014, as a continuation of the November 2013 offering, the Company issued 13,346,830 shares of common stock as part of a private placement offering for proceeds of $1,167,067 ($0.10/share), net of direct offering costs of $167,616.  Included in this private placement the company paid a total of $130,000 of advances – related parties through the issuance of stock and warrants – see Note 9.  In conjunction with this offering, one warrant for each share issued was granted.  Only the holders of these warrants have the right to exercise the warrants at the specified fixed strike price, according to the terms outlined above.  Details of the warrants issued are shown in the table below:

Date	Quantity Granted	Vesting Schedule	Exercise Price	Expiration
February 2014	13,346,830	Fully vested upon issuance	$0.25	3	Years

Three months ended March 31, 2013

In January 2013, the Company issued 2,000,000 shares of common stock for gross proceeds of $936,360 ($0.50/share), net of direct offering costs of $63,640.  The offering included a finder’s fee of 5% cash and 5% warrants on total gross proceeds. Details of the warrants issued are shown in the table below:

Date	Quantity Granted	Vesting Schedule	Exercise Price	Expiration
January 2013	100,000	Fully vested upon issuance	$0.50	2	Years

In March 2013, as a continuation of the January 2013 offering, the Company issued 900,000 shares of common stock for gross proceeds of $441,595 ($0.50/share), net of direct offering costs of $8,505.  The offering included a finder’s fee of 5% cash and 5% warrants on $50,000 of the gross proceeds. Details of the warrants issued are shown in the table below:

Date	Quantity Granted	Vesting Schedule	Exercise Price	Expiration
March 2013	2,500	Fully vested upon issuance	$0.50	2	Years

Only the holders of these warrants have the right to exercise the warrants at the specified fixed strike price, according to the terms outlined above.

Stock Options

On June 10, 2011, the Company adopted the 2011 Incentive Award Plan (the “2011 Plan”) and on May 18, 2012, the Board of Directors approved certain revisions to the 2011 Plan, resulting in our 2012 Incentive Award Plan (the “2012 Plan”) whereby the aggregate number of securities reserved for issuance, set aside and made available for issuance under the Plan was revised from (i) not to exceed 10% of the issued and outstanding of our common stock at the time of granting of options (including all options granted by our Company to date) to (ii) 8,487,925 shares of our common stock.

On June 7, 2013, the Board of Directors approved certain revisions to the 2012 Plan, resulting in the Company’s 2013 Stock Option Plan (the “2013 Plan”) whereby the aggregate number of securities reserved for issuance set aside and made available for issuance under the Plan was revised from (i) 8,487,925 shares of the Company’s common stock at the time of granting the options (including all options granted by our Company to date) to (ii) 11,702,425 shares of the Company’s common stock.

The Company had no stock grants for the three months ended March 31, 2014.

The Black-Scholes assumptions used for the three months ended March 31, 2013 are as follows:

March 31, 2013
Exercise price	$0.40 - $0.52
Expected dividends	0%
Expected volatility	100%
Risk free interest rate	1.17% - 2.03%
Expected term of option	4.88 – 8.78 years
Expected forfeitures	11 - 12%

The following is a summary of the Company’s stock option activity, for the months ended March 31, 2014:

Three months ended March 31, 2014

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Average Intrinsic Value
Balance - December 31, 2013	6,601,420	$0.89	8.48 Years		$-
Granted	-
Exercised	-
Forfeited/Cancelled	(135,000)	0.72
Outstanding - March 31, 2014	6,466,420	$0.90	8.39 Years	$
Exercisable - March 31, 2014	5,556,420	$0.78	7.31 Years		$-

	Three months ended
	March 31, 2014	March 31, 2013
Grant date fair value of options	$5,220,165	$658,369
Weighted average grant date fair value	$0.81	$0.33
Outstanding options held by related parties	3,552,670	1,800,000
Exercisable options held by related parties	2,582,670	-
Fair value of stock options held by related parties	$3,444,697	$614,201

During the three months ended March 31, 2014 and 2013, the Company expensed $12,638 and $97,976 related to stock option grants, respectively. At March 31, 2014 approximately $234,000 of stock based compensation expense was expected to be amortized over 2.4 years.

Warrants

The Company granted the following warrants:

The following is a summary of the Company’s warrant activity for the three months ended March 31, 2014:

	Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Average Intrinsic Value
Balance - December 31, 2013	13,716,167	$0.89	8.48 Years	$-
Granted (1)	13,346,829	0.25	3 Years
Exercised
Forfeited/Cancelled	-
Outstanding - March 31, 2014	27,062,996	$0.39	2.55 Years	$-
Exercisable - March 31, 2014	27,062,996	$0.39	2.55 Years	$-

(1)	Warants issued in connection with the January/March 2013 private placement. discussed in Note 10, Stockholders’ Equity - Stock Issued for Cash.

The Black-Scholes assumptions used for the three months ending March 31, 2013 are as follows:

March 31, 2013
Exercise price	$1.20
Expected dividends	0%
Expected volatility	100%
Risk free interest rate	0.89%
Expected term of warrant	5 years
Expected forfeitures	0%

During the three months ended March 31, 2014 and 2013, the Company expensed $0 and $30,020 respectively, related to stock warrants issued for services.

Note 11   Related Party Transactions

In January 2013, the Company granted 500,000 stock options for services to a third-party consultant that is wholly owned by a former member of the Company’s Board of Directors. The options vest over a one-year period and will expire if unexercised, ten years from the date of grant. The fair value of these options on grant date was $227,101.  The Company used the Black-Scholes-pricing model to determine the fair value of the options.  For the three months ended March 31, 2013, total expense related to this transaction was $38,461.

During the three months ended March 31, 2013, the Company contracted with an investor relations consulting entity, which is 50% owned by a member of the Company’s Board of Directors.  During the three months ended March 31, 2013, the Company issued 100,000 stock warrants to this entity, with a fair value of $30,020. For the three months ended March 31, 2013, total expense related to this transaction was $30,020.

Note 12   Commitments

Lease Obligations

The Company has obligations under operating leases for its corporate office facility and for its retail stores.  The leases expire at various dates through 2018.  Rent expense classified in General and Administrative expense associated with the Company’s operating leases was $43,157 and $51,204 for the three months ended March 31, 2014 and 2013, respectively. Amounts in the table below reflect a rent escalation clause for the retail store but does not include contingent rent the Company may incur based on future sales above approximately $105,000 per month.

The Company also entered into a capital lease agreement to lease the domain name ryu.com through 2022, as discussed in Note 7 to the financial statements.  The future minimum lease payments required under the operating and capital leases as of March 31, 2013 are as follows:

	Operating Leases	Capital Lease	Total Lease Obligations
2014 (9 months remaining)	$103,990	$8,189	$112,179
2015	132,563	11,115	143,678
2016	134,162	11,314	145,476
2017	135,808	11,516	147,324
2018	125,913	11,723	137,636
Thereafter		36,012	36,012
Total minimum lease payments	632,436	89,869	722,305
Less current maturities	103,990	8,189	112,179
Long-term lease obligations	$528,446	$81,680	$610,126

Inventory Purchase Obligations

As of March 31, 2014, the Company had commitments to purchase $353,207, net of deposits, of inventory related to the Company’s future product lines.

Note 13   Contingencies

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm its business. The Company is currently not aware of any such legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse affect on its business, financial condition or operating results and cash flows.

Note 14   Segment Information

The Company’s operating segments are based on how its chief operating decision maker analyzes and makes decisions about the business and allocates resources.  Its reportable segments are comprised of four channels: wholesale, retail, e-commerce and other.  The Company’s wholesale channel generates revenues and incurs expenses in connection with selling the Company’s product to other retailers. The retail channel generates revenues and incurs expenses in connection with the Company’s retail location.  Additionally, the e-commerce channel generates revenues and incurs expenses in connection with the Company’s web store. Other includes license and tradeshow related sales and the write-off of excess materials and other production surcharges.  All reportable segments operate within the same industry.

The following table represents the Company’s activity by operating segment for the three months ending March 31, 2014:

	Channel
	Wholesale	Retail	Ecommerce	Total
Revenue	$151,390	$57,296	$89,260	$297,946
Cost of goods sold	144,328	41,364	72,930	258,622
Gross profit	7,062	15,932	16,330	39,324
Gross margin	5%	28%	18%	13%

Reconciliation of gross profit to net loss:
Operating expenses
Selling and marketing				177,985
Product creation				60,249
General and administrative				629,577
Interest expense				23,840

Net loss				$(852,327)

The following table represents the Company’s activity by operating segment for the three months ending March 31, 2013:

	Channel
	Wholesale	Retail	Ecommerce	Other	Total
Revenue	$169,496	$141,013	$77,183	$0	$387,692
Cost of goods sold	146,706	54,804	49,211	24,649	275,370
Gross profit (loss)	22,790	86,209	27,972	(24,649)	112,322
Gross margin	13%	61%	36%		29%

Reconciliation of gross profit (loss) to net loss:
Operating expenses
Selling and marketing					409,936
Product creation					137,043
General and administrative					917,782
Interest expense					517

Net loss					$(1,352,956)

The Company does not allocate its assets among its channels, and as such no asset allocation is shown in the table above.

Note 15   Subsequent Events

Note Payable, related party

In April 2014, the Company issued an unsecured promissory note with a shareholder of the Company. The principle amount of the note is $30,000 and bears interest at 15% per annum with a minimum payment of $2,000.  The note was repaid in April 2014, including $2,000 of interest expense.

Management and Director Resignations and Appointments

The following list includes activity related to changes to the Company’s management and Board of Directors on May 23, 2014.

•
The Board of Directors appointed Marcello Leone as President of the Company effective May 23, 2014.  As of May 28, 2014, the terms of this employment relationship have not yet been finalized.  Mr. Leone was concomitantly appointed as a Director of  the Company.

•	The Board of Directors also appointed Maria Leone, and Peter Pan as Directors of the Company effective May 23, 2014.

•	Dale Wallster resigned as Director of the Company effective May 23, 2014.

Equity Offering

As of May 23, 2014, the Company completed a private placement offering for gross proceeds of $3,160,000, priced at $0.10 per unit. The terms of the offering include the issuance of the Company’s common stock at $0.10/share. In addition, each share of common stock purchased contains a warrant to purchase an additional share of common stock at $0.25/share. The warrants will expire three years from the date of issuance.  In connection with this private placement, the Company paid a finder’s fee of $316,000 to one finder.

As of May 29, 2014, the Company has signed subscription agreements for gross proceeds of $280,000 on the same terms as the offering described above.